UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2015 (April 1, 2015)

RAAM Global Energy Company

(Exact name of registrant as specified in its charter)

Delaware	333-172897	20-0412973
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1537 Bull Lea Rd., Suite 200

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (859) 253-1300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed in its annual report on Form 10-K, RAAM Global Energy Company (the “Company”) did not make its scheduled interest payment to the holders of the senior secured notes due October 1, 2015 (the “Senior Secured Notes”). The Company is in the process of executing a drilling program which, if successful, has the potential to add significant value in terms of new reserve additions and increased cash flow. The Pegasus well is currently being drilled as a part of this program and is estimated to reach its total depth in May 2015, and, if successfully completed, to be online and producing as early as July 2015. The Company believes there is adequate liquidity today to drill, complete, and hook-up the Pegasus well, as well as fund the April 1, 2015 interest payment, but the continuation of depressed commodity prices requires the Company to maintain adequate cash balances to ensure this important well is brought into production.

The Company intends to have discussions in the next few days with the senior lender under its term loan facility and the major holders of its Senior Secured Notes regarding this payment to see if all parties can agree to a mutually acceptable resolution regarding this matter prior to the expiration of the 30-day grace period during which the Company could elect to make the interest payment and cure any potential event of default for non-payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2015

RAAM Global Energy Company

By:	/s/ Jeffrey Craycraft
Name:	Jeffrey Craycraft
Title:	Chief Financial Officer

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